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                                  Schedule A
                 TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES

Fund: Transamerica Partners Balanced Portfolio  Security: See Attached

Issuer: See Attached                            Offering Type: US Registered

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                                                                                                                   In Compliance
     REQUIRED INFORMATION                                  ANSWER     APPLICABLE RESTRICTION                         (Yes/No)
     --------------------                               ------------- ----------------------                       -------------
1.   Offering Date                                      See Attached  None                                             YES

2.   Trade Date                                         See Attached  Must be the same as #1                           YES

3.   Unit Price of Offering                             See Attached  None                                             YES

4.   Price Paid per Unit                                See Attached  Must not exceed #3                               YES

5.   Years of Issuer's Operations                       More than 3   Must be at least three years *

6.   Underwriting Type                                      Firm      Must be firm                                     YES

7.   Underwriting Spread                                See Attached  Sub-Adviser determination to be made             YES

8.   Total Price paid by the Fund                       See Attached  None                                             YES

9.   Total Size of Offering                             See Attached  None                                             YES

10.  Total Price Paid by the Fund plus Total Price
     Paid for same securities purchased by the same
     Sub-Adviser for other investment companies         See Attached  #10 divided by #9 must not exceed 25% **         YES

11.  Underwriter(s) from whom the Fund purchased
     (attach a list of all syndicate members)           See attached  Must not include Sub-Adviser affiliates ***      YES

12.  If the affiliate was lead or co-lead manager, was
     the instruction listed below given to the
     broker(s) named in #11? ****                           Yes       Must be ''Yes" or "N/A"                          YES
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The Sub-Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Sub-Adviser has considered the factors set forth in the Fund's 10f-3 procedures.

/s/ Anna K. Jensen
------------------------------------
Anna K. Jensen, Vice President
J.P. Morgan Investment Management, Inc.

* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.
** If an eligible Rule 144A offering, must not exceed 25% of the total amount of same class sold to QIBs in the Rule 144A offering PLUS the amount of the offering of the same class in any concurrent public offering
*** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale. [_]
**** The Sub-Adviser's affiliate cannot receive any credit for the securities purchased on behalf of the Fund.